UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2019

TURNING POINT THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38871	46-3826166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 200, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 926-5251

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TPTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2019, the Board of Directors (the “Board”) of Turning Point Therapeutics, Inc. (the “Company”) appointed Yi Larson as the Company’s Executive Vice President and Chief Financial Officer (and in such capacity, as the Company’s principal financial officer), effective upon her commencing employment with the Company which is scheduled to occur on August 26, 2019 (the “Effective Date”).

Ms. Larson, age 39, joins the Company from Goldman Sachs & Co. where she has held various roles since 2007, most recently as Managing Director of HealthCare Investment Banking since January 2018. During her tenure at Goldman Sachs & Co., Ms. Larson has worked with a variety of biotechnology company boards of directors and management teams on a range of strategic financial matters, including capital and financing strategy, public stock offerings and other financings, and buy- and sell-side transactions. Ms. Larson graduated from The Wharton School at the University of Pennsylvania with a master’s degree in Business Administration concentrated in Finance. She also earned a master’s degree in Electrical Engineering and Computer Science and a bachelor’s degree in Electrical Engineering, both from the Massachusetts Institute of Technology.

In connection with her appointment as the Company’s Executive Vice President and Chief Financial Officer, the Company and Ms. Larson entered into an executive employment agreement. Pursuant to the agreement, Ms. Larson will receive an annual base salary of $450,000 and a one-time sign-on bonus of $150,000, and is eligible to receive an annual discretionary performance bonus of up to 40% of her then-current base salary. Ms. Larson will also receive a temporary housing allowance of $10,000 per month for 12 months, as well as a one-time relocation assistance payment of $100,000 in the event she relocates to San Diego, California within one year of the Effective Date, each to be paid on a tax gross-up basis. The sign-on bonus, housing allowance and relocation assistance payment are subject to repayment to the Company in the event Ms. Larson voluntarily terminates her employment without good reason or is terminated by the Company for cause within 36 months of the Effective Date.

On the Effective Date, Ms. Larson will be granted an option to purchase 312,397 shares of common stock at an exercise price equal to the closing price of the Company’s common stock on the Effective Date. Twenty-five percent of the shares subject to the option will vest one year after the Effective Date and the remaining shares will vest in equal monthly installments over the following 36 months, in each case subject to Ms. Larson’s continuous service with the Company.

As our Executive Vice President and Chief Financial Officer, Ms. Larson will be entitled to certain severance and change of control payments and benefits under Turning Point Therapeutics, Inc. Severance Benefit Plan – C-Suite. On July 25, 2019, the Board amended the Company’s Severance Benefit Plan – C-Suite to provide that in the event that the Executive Vice President and Chief Financial Officer’s employment is terminated without cause or such executive resigns for good reason, in either case more than three months before or 12 months after a change in control of the Company, the executive will also be entitled to the annual target bonus in effect for the executive at the time of termination and the time-based equity compensation awards held by the executive will be accelerated by 12 months.

The foregoing descriptions of the executive employment agreement and the Company’s amended Severance Benefit Plan – C-Suite are not complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed with this report as Exhibits 10.1 and 10.2.

Ms. Larson has no family relationships with any of the Company’s directors or executive officers, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On the Effective Date, Brian Baker, the Company’s Vice President of Finance and Administration, will no longer continue in the role of principal financial officer for the Company. Mr. Baker will retain his current title and will continue to serve as the Company’s principal accounting officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Executive Employment Agreement, dated July 25, 2019, by and between the Company and Yi Larson.

10.2	Turning Point Therapeutics, Inc. Severance Benefit Plan – C-Suite, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TURNING POINT THERAPEUTICS, INC.

Date: July 29, 2019	By:	/s/ Annette North
Annette North
Executive Vice President and General Counsel